SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2012

_________________

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54111	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9530 Main Street Clarence, New York (Address of Principal Executive Office)		14031 (Zip Code)
Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective January 24, 2012, 22nd Century Group, Inc. (the “Company”) entered into an Agreement (the “Agreement”) with Foley & Lardner LLP (“Foley”) to resolve an outstanding debt of approximately Two Hundred Sixty Thousand Dollars ($260,000) (the “Outstanding Amount”).  Pursuant to the terms of the Agreement, (i) the Company paid Foley the sum of Fifty Thousand Dollars ($50,000) and (ii) the Company issued to Foley one million (1,000,000) shares of common stock of the Company (par value $0.00001 per share), with an approximate value to the parties of $381,000.  The 1,000,000 shares of the Company were valued at the average of the closing prices on the Over-The-Counter Bulletin Board (OTCBB) for a 10-day trading period.  The result of the Agreement is that the Company paid off its Outstanding Amount to Foley in full, with the Company having a credit with Foley for future legal services by Foley of up to One Hundred Seventy One Thousand Dollars ($171,000), until the occurrence of certain events as stated in greater detail in the Agreement.

The foregoing description of the Agreement is a summary, is not complete, and is qualified in its entirety by reference to the actual Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01(d) Financial Statements and Exhibits.

Exhibit 10.1 Agreement effective January 24, 2012 between 22nd Century Group, Inc. and Foley & Lardner LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

/s/ Joseph Pandolfino
Date: January 30, 2012	Joseph Pandolfino
Chief Executive Officer